   As filed with the Securities and Exchange Commission on May 19, 2000

                                      Registration Statement No. 333-35354

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 ------------

                      PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                                 ------------
                          NETtel Communications, Inc.
            (Exact Name of Registrant as Specified in its Charter)

         Delaware                    4813                     54-1877699
     (State or Other
      Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
     incorporation or    Classification Code Number)    Identification Number)
       organization)

          1023 31st Street, N.W.                  James F. Kenefick
         Washington, DC 20007                  Chairman of the Board,
            (202) 295-6600              Chief Executive Officer and President
   (Address, including zip code, and         NETtel Communications, Inc.
telephone number, including area code,         1023 31st Street, N.W.
  of registrant's principal executive           Washington, DC 20007
                office)                       Telephone (202) 295-6600
                                              Facsimile (202) 625-0078
                                         (Name, address, including zip code,
                                        and telephone number, including area
                                                        code,
                                                of agent for service)

                                 ------------
                                  Copies to:

          Andrew M. Ray, Esq                     Scott Wornow, Esq.
 Swidler Berlin Shereff Friedman, LLP   Paul, Hastings, Janofsky & Walker LLP
    3000 K Street, N.W., Suite 300           399 Park Avenue, 31st Floor
         Washington, DC 20007                    New York, NY 10022
       Telephone (202) 424-7500               Telephone (212) 318-6000

                                 ------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                 ------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     Title of Securities            Proposed Maximum            Amount of
       To be Registered        Aggregate Offering Price(1) Registration Fee(2)
------------------------------------------------------------------------------
Common Stock,
 $.0001 par value.............        $175,000,000               $46,200
------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(2) Previously paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The table below sets forth the expenses to be incurred by us in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts. All amounts shown represent estimates except the Securities Act registration fee and the NASD filing fee.

   Registration fee under the Securities Act of 1933................ $46,200
   NASD filing fee..................................................  18,000
   Nasdaq National Market fee.......................................      * (1)
   Printing expenses................................................      * (1)
   Registrar and Transfer Agent's fees and expenses.................      * (1)
   Accountants' fees and expenses...................................      * (1)
   Legal fees and expenses (not including Blue Sky).................      * (1)
   Blue Sky fees and expenses.......................................      * (1)
   Federal taxes....................................................      * (1)
   Miscellaneous....................................................      * (1)
                                                                     -------
    TOTAL........................................................... $    * (1)
                                                                     =======

  ---------------------
   (1) To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

   Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

   Our By-laws provide that, to the extent permitted by law, we shall fully indemnify any person who is or was a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of ours or is or was serving at our request as a director, officer, employee of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent against all expense, liability and loss reasonably incurred by him or her. However, if the indemnitee initiated the action, suit or proceeding, we will only indemnify him or her if the action, suit or proceeding was authorized by our board of directors.

   Under our By-laws, we are also obligated to advance expenses to the indemnitee incurred in his or her defense. If required by law, the indemnitee must undertake to repay us if there is a final determination that he or she was not entitled to indemnification. If we do not fully pay the indemnitee within 60 days of receiving a written claim for indemnification, the indemnitee has the right to sue us to recover the amount to of the claim. The indemnification rights under our By-laws are not the indemnitee's exclusive indemnification rights and we may indemnify the indemnitee pursuant to a statute, our amended and restated certificate of incorporation, an agreement, the vote of our stockholders or disinterested directors or otherwise. In addition, we may purchase insurance to indemnify the indemnitees. Our By-laws also permit us to indemnify and advance expenses associated with the indemnification to any of our employees or agents.

Item 15. Recent Sales of Unregistered Securities.

   The following paragraphs of this Item 15 describe all sales of securities by us within the past three years which were not registered under the Securities Act of 1933. Each issuance of securities described below was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulations D and Rule 701 promulgated thereunder as a transaction by an issuer not involving any public offering. All recipients had adequate access, through their relationship with us, to information about us.

   Series A Redeemable Convertible Preferred Stock. On June 28, 1999, pursuant to a private placement, we issued Series A Preferred Stock to Williams for a total purchase price of $10,000,000, which were exchanged for Series B Preferred Stock on July 23, 1999, upon the closing of the Series B offering.

   Series B Redeemable Convertible Preferred Stock.

  .  On July 23, 1999, we issued pursuant to a private placement:

    . 2,587.322 shares of Series B Preferred Stock to Nortel for a total purchase price of $19,999,999.06.

    . 1,940.491 shares of Series B Preferred Stock to Gold & Appel Transfer, S.A. for a total purchase price of $14,999,995.43, including the conversion of $8 million of debt.

    . 1,293.661 shares of Series B Preferred Stock to Williams upon the exchange of Williams' shares of Series A Preferred Stock.

  . On August 2, 1999, pursuant to a private placement, we issued 646.830 shares of Series B Preferred Stock to Allied Capital Corporation for a total purchase price of $4,999,995.90.

   Series C Redeemable Convertible Preferred Stock.

  .  On April 20, 2000, we issued pursuant to a private placement:

    . 567,537 shares of Series C Preferred Stock to Nortel for a total purchase price of $5,000,001.

    . 340,523 shares of Series C Preferred Stock to Allied for a total purchase price of $3,000,008.

    . 90,806 shares of Series C Preferred Stock to Gold & Appel Transfer, S.A. for a total purchase price of $800,000.

    . 136,209 shares of Series C Preferred Stock to Foundation for the International Non-Governmental Development of Space for a total purchase price of $1,200,000.

    . 227,015 shares of Series C Preferred Stock to Williams for a total purchase price of $2,000,002 in the form of a credit against current year payments on our Capacity Purchase Agreement.

Common Stock

  . As of December 31, 1999, various employees have exercised incentive stock options issued to them under our 1998 Stock Incentive Plan for a total of 354,000 shares of common stock at a purchase price per share ranging from $0.17 to $1.98, as provided under the incentive plan.

  . On September 30, 1999, we issued 6,460 shares of our common stock to Yukiko Sekine for a total purchase price of $49,935.80 pursuant to a private placement.

  . On September 2, 1999, we issued 12,936 shares of our common stock to Joseph A. Lawrence for a total purchase price of $100,000 in connection with his election to our board of directors.

  . On September 25, 1999, we issued 12,936 shares of our common stock to Lawrence J. Bouman for a total purchase price of $100,000 in connection with his election to our board of directors.

  . On August 8, 1999, we issued 26,000 shares of our common stock to Teresa Wang for a total purchase price of $200,980 pursuant to a private placement.

  . On May 18, 1999, pursuant to a credit facility agreement, we issued 726,691 shares of our common stock to Gold & Appel Transfer, S.A. for the conversion of $4,716,228 of debt.

  . On April 7, 1999, pursuant to a credit facility agreement, we issued 592,900 shares of common stock to Gold & Appel Transfer, S.A. for the conversion of $3,847,921 of debt.

  . On June 16, 1998, we issued 770,000 shares to each of Atocha, L.P. and Gold & Appel Transfer, S.A. for a purchase price of $5,000,000 from each pursuant to a private placement.

  . On February 24, 1998, we issued a total of 1,791,000 shares of common stock to Atocha, L.P. and Gold & Appel Transfer, S.A. for a total purchase price of $10,000,000 pursuant to a private placement.

   Warrants. Please see "Description of Capital Stock -Warrants," which is incorporated by reference herein from the prospectus included in Part I of this registration statement.

   Stock Options. Please see "Management--1998 Stock Incentive Plan," which is incorporated by reference herein from the prospectus included in Part I of this registration statement.

Item 16. Exhibits and Financial Statement Schedules

  (A). Exhibits.

                                 EXHIBIT INDEX

 Exhibit
   No.                             Exhibit Description
 -------                           -------------------
  1.1    Form of Underwriting Agreement *
  3.1    Second Amended and Restated Certificate of Incorporation of NETtel
         Communications, Inc.
  3.2    Bylaws of NET-tel Holding Company
  3.2.1  Form of Amended and Restated Bylaws of NETtel Communications, Inc.
  4.1    Specimen Common Stock Certificate *
  4.2    Stock Purchase Warrant, dated April 8, 1999, Certificate No. W-3 issued to Leasing Technologies International, Inc. by NETtel
         Communications, Inc.
  4.3    Stock Purchase Warrant, dated April 8, 1999, Certificate No. W-4 issued to Leasing Technologies International, Inc. by NETtel
         Communications, Inc.
  4.4    Stock Purchase Warrant, dated April 30, 1999, Certificate No. W-5 issued to Scott Loney by NETtel Communications, Inc.
  4.5    Stock Purchase Warrant, dated April 30, 1999, Certificate No. W-6 issued to Tom Marino by NET-tel Communications, Inc.
  4.6    Stock Purchase Warrant, dated August 2, 1999, issued to Allied Capital
         Corporation
  4.7    Common Stock Warrant Purchase Agreement, dated August 2, 1999, by and among NETtel Communications, Inc., NET-tel Corporation and Allied
         Capital Corporation
  4.8    Registration Rights Agreement, dated July 23, 1999, by and among
         NETtel Communications, Inc., James F. Kenefick, Williams
         Communications, Inc., Gold & Appel Transfer, S.A., Allied Capital
         Corporation, and Nortel Networks Inc.
  4.8.1  First Amendment to Registration Rights Agreement, dated April 20,
         2000, by and among NETtel Communications, Inc., Gold & Appel Transfer,
         S.A., Williams Communications, Inc., Allied Capital Corporation and
         Nortel Networks Inc.
  4.9    Investor Rights Agreement, dated July 23, 1999, by and among NETtel
         Communications, Inc., Gold & Appel Transfer S.A., Williams
         Communications, Inc., Allied Capital Corporation, and Nortel
         Networks Inc.
  4.9.1  First Amendment to Investors Rights Agreement, dated April 20, 2000, by and among NETtel Communications, Inc., Gold & Appel Transfer, S.A.,
         Williams Communications, Inc., Allied Capital Corporation and Nortel
         Networks Inc.
  4.10   Form of NETtel Long-Term Incentive Plan
  5.1    Opinion of Swidler Berlin Shereff Friedman, LLP *
 10.1    Employment Agreement, dated January 5, 1998, by and between David
         Lynch and NET-tel, Inc.
 10.2    Employment Agreement, dated January 26, 1998, by and between Ron Allen and NET-tel, Inc.
 10.3    Employment Agreement, dated January 26, 1998, by and between Ed
         McNamara and NET-tel, Inc.
 10.4    1998 Employee Stock Incentive Plan of NETtel Communications, Inc.,
         adopted January 26, 1998, and amended January 26, 1998, September 30,
         1998, March 15, 1999, November 10, 1999 and January 25, 2000
 10.5    Branded Services Agreement, dated April 2, 1998, between Epoch
         Networks, Inc. and NET-tel Corporation
 10.5.1  First Amendment to Branded Services Agreement, dated July 16, 1998, between Epoch Networks, Inc. and NET-tel Corporation
 10.5.2  Second Amendment to Branded Services Agreement, dated September 28,
         1998, between Epoch Networks, Inc. and NET-tel Corporation

 Exhibit
   No.                             Exhibit Description
 -------                           -------------------
 10.5.3  Third Amendment to Branded Services Agreement, dated February 22,
         1999, between Epoch Networks, Inc. and NET-tel Corporation
 10.5.4  Amendment to Branded Services Agreement, dated January 20, 2000, between Epoch Networks, Inc. and NET-tel Corporation
 10.6    1999 Employee Stock Purchase Plan of NET-tel Communications, Inc.,
         effective April 7, 1999
 10.7    Capacity Purchase Agreement, dated June 28, 1999, by and between
         Williams Network and NET-tel Corporation ++
 10.7.1  Amendment No. 1 to Capacity Purchase Agreement, dated as of June 28,
         1999, by and between Williams Network and NET-tel Corporation
 10.7.2  Amendment No. 2 to Capacity Purchase Agreement, dated as of April 20,
         2000, by and between Williams Network and NET-tel Corporation
 10.8    Credit Agreement, dated as of July 28, 1999, by and among NET-tel
         Corporation, Nortel Networks Inc. and Allied Capital Corporation ++
 10.8.1  First Amendment to Credit Agreement, dated as of July 28, 1999, by and among NET-tel Corporation, NETtel Communications, Inc., Nortel
         Networks Inc. and Allied Capital Corporation ++
 10.8.2  Second Amendment to Credit Agreement, dated as of December 31, 1999, by and among NET-tel Corporation, NETtel Communications, Inc., NET-tel
         Corporation of Virginia, Nortel Networks Inc. and Allied Capital
         Corporation ++
 10.9    Guaranty Agreement, effective July 28, 1999, by NETtel Communications,
         Inc. in favor of Nortel Networks Inc.
 10.10   Pledge and Security Agreement, dated July 28, 1999, by and between
         NETtel Communications, Inc. and Nortel Networks Inc.
 10.11   Promissory Note, dated January 28, 2000, made by Laurence and Jeannine
         Langston in favor of NET-tel Corporation in the original principal amount of $200,000
 10.12   Deed of Lease, dated February 2000, between West*Group Properties, LLC and NET-tel Corporation
 10.13   Employment Agreement, dated March 1, 2000, by and between NETtel
         Communications, Inc. and Craig R. Bandes
 10.14   Employment Agreement, dated April 1, 2000, by and between NETtel
         Communications, Inc. and James F. Kenefick
 21.1    List of Subsidiaries
 23.1    Consent of Ernst & Young LLP, independent auditors +
 24.1    Power of Attorney +
 27.1    Financial Data Schedule +

-----------------------

*  To be filed by Amendment

+  Previously filed

++ Portions of this Exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

  (B). Financial Statement Schedules.

   None

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby further undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on May 18, 2000.

                                          NETtel Communications, Inc.

                                                  /s/ James K. Dize
                                          By:__________________________________

                                                    James K. Dize

                                            General Counsel and Secretary

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on May 18, 2000.

              Signature                          Title
              ---------                          -----

                  *                    Chairman of the Board,
______________________________________  Chief Executive Officer
          James F. Kenefick             and President (Principal
                                        Executive Officer)

                  *                    Chief Financial Officer
______________________________________
          Wayne M. Rehberger

                  *                    Controller (Principal
______________________________________  Accounting Officer)
         Thomas J. Aprahamian

                  *                    Director
______________________________________
           Walter Anderson

                  *                    Director
______________________________________
          Lawrence J. Bouman

                  *                    Director
______________________________________
          Joseph A. Lawrence


* James K. Dize, by signing his name hereto, signs this document on behalf of each of the persons so indicated above pursuant to powers of attorney duly executed by such persons and filed as Exhibit 24.1 to the Registration Statement filed with the Securities and Exchange Commission on April 21, 2000.

          NET-TEL COMMUNICATIONS, INC. FORM S-1 REGISTRATION STATEMENT

                                 EXHIBIT INDEX

 Exhibit
   No.                         Exhibit Description                         Page
 -------                       -------------------                         ----
  1.1    Form of Underwriting Agreement *
  3.1    Second Amended and Restated Certificate of Incorporation of
         NETtel Communications, Inc.
  3.2    Bylaws of NET-tel Holding Company
  3.2.1  Form of Amended and Restated Bylaws of NETtel Communications,
         Inc.
  4.1    Specimen Common Stock Certificate *
  4.2    Stock Purchase Warrant, dated April 8, 1999, Certificate No. W-
         3 issued to Leasing Technologies International, Inc. by NETtel
         Communications, Inc.
  4.3    Stock Purchase Warrant, dated April 8, 1999, Certificate No. W-
         4 issued to Leasing Technologies International, Inc. by NETtel
         Communications, Inc.
  4.4    Stock Purchase Warrant, dated April 30, 1999, Certificate No.
         W-5 issued to Scott Loney by NETtel Communications, Inc.
  4.5    Stock Purchase Warrant, dated April 30, 1999, Certificate No.
         W-6 issued to Tom Marino by NET-tel Communications, Inc.
  4.6    Stock Purchase Warrant, dated August 2, 1999, issued to Allied
         Capital Corporation
  4.7    Common Stock Warrant Purchase Agreement, dated August 2, 1999, by and among NETtel Communications, Inc., NET-tel Corporation and Allied Capital Corporation
  4.8    Registration Rights Agreement, dated July 23, 1999, by and among NETtel Communications, Inc., James F. Kenefick, Williams
         Communications, Inc., Gold & Appel Transfer, S.A., Allied
         Capital Corporation, and Nortel Networks Inc.
  4.8.1  First Amendment to Registration Rights Agreement, dated April
         20, 2000, by and among NETtel Communications, Inc., Gold &
         Appel Transfer, S.A., Williams Communications, Inc., Allied
         Capital Corporation and Nortel Networks Inc.
  4.9    Investor Rights Agreement, dated July 23, 1999, by and among
         NETtel Communications, Inc., Gold & Appel Transfer S.A.,
         Williams Communications, Inc., Allied Capital Corporation, and
         Nortel Networks Inc.
  4.9.1  First Amendment to Investors Rights Agreement, dated April 20,
         2000, by and among NETtel Communications, Inc., Gold & Appel
         Transfer, S.A., Williams Communications, Inc., Allied Capital
         Corporation and Nortel Networks Inc.
  4.10   Form of NETtel Long-Term Incentive Plan
  5.1    Opinion of Swidler Berlin Shereff Friedman, LLP *
 10.1    Employment Agreement, dated January 5, 1998, by and between
         David Lynch and NET-tel, Inc.
 10.2    Employment Agreement, dated January 26, 1998, by and between
         Ron Allen and NET-tel, Inc.
 10.3    Employment Agreement, dated January 26, 1998, by and between Ed
         McNamara and NET-tel, Inc.
 10.4    1998 Employee Stock Incentive Plan of NETtel Communications,
         Inc., adopted January 26, 1998, and amended January 26, 1998,
         September 30, 1998, March 15, 1999, November 10, 1999 and
         January 25, 2000
 10.5    Branded Services Agreement, dated April 2, 1998, between Epoch
         Networks, Inc. and NETtel Corporation
 10.5.1  First Amendment to Branded Services Agreement, dated July 16,
         1998, between Epoch Networks, Inc. and NETtel Corporation
 10.5.2  Second Amendment to Branded Services Agreement, dated September
         28, 1998, between Epoch Networks, Inc. and NET-tel Corporation
 10.5.3  Third Amendment to Branded Services Agreement, dated February
         22, 1999, between Epoch Networks, Inc. and NET-tel Corporation

 Exhibit
   No.                         Exhibit Description                         Page
 -------                       -------------------                         ----
 10.5.4  Amendment to Branded Services Agreement, dated January 20,
         2000, between Epoch Networks, Inc. and NET-tel Corporation
 10.6    1999 Employee Stock Purchase Plan of NETtel Communications,
         Inc., effective April 7, 1999
 10.7    Capacity Purchase Agreement, dated June 28, 1999, by and
         between Williams Network and NET-tel Corporation ++
 10.7.1  Amendment No. 1 to Capacity Purchase Agreement, dated as of
         June 28, 1999, by and between Williams Network and NET-tel
         Corporation
 10.7.2  Amendment No. 2 to Capacity Purchase Agreement, dated as of
         April 20, 2000, by and between Williams Network and NET-tel
         Corporation
 10.8    Credit Agreement, dated as of July 28, 1999, by and among NET-
         tel Corporation, Nortel Networks Inc. and Allied Capital
         Corporation ++
 10.8.1  First Amendment to Credit Agreement, dated as of July 28, 1999, by and among NET-tel Corporation, NETtel Communications, Inc.,
         Nortel Networks Inc. and Allied Capital Corporation ++
 10.8.2  Second Amendment to Credit Agreement, dated as of December 31,
         1999, by and among NET-tel Corporation, NETtel Communications,
         Inc., NET-tel Corporation of Virginia, Nortel Networks Inc. and
         Allied Capital Corporation ++
 10.9    Guaranty Agreement, effective July 28, 1999, by NETtel
         Communications, Inc. in favor of Nortel Networks Inc.
 10.10   Pledge and Security Agreement, dated July 28, 1999, by and between NETtel Communications, Inc. and Nortel Networks Inc.
 10.11   Promissory Note, dated January 28, 2000, made by Laurence and
         Jeannine Langston in favor of NET-tel Corporation in the
         original principal amount of $200,000
 10.12   Deed of Lease, dated February 2000, between West*Group
         Properties, LLC and NETtel Corporation
 10.13   Employment Agreement, dated March 1, 2000, by and between
         NETtel Communications, Inc. and Craig R. Bandes
 10.14   Employment Agreement, dated April 1, 2000, by and between
         NETtel Communications, Inc. and James F. Kenefick
 21.1    List of Subsidiaries
 23.1    Consent of Ernst & Young LLP, independent auditors +
 24.1    Power of Attorney +
 27.1    Financial Data Schedule +

-----------------------

*  To be filed by Amendment

+  Previously filed

++ Portions of this Exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.